Exhibit 99

October 4, 2010

CBS CORPORATION ANNOUNCES REDEMPTION OF SENIOR NOTES DUE 2051

Call to Redeem All of its Outstanding 7.25% Senior Notes due 2051

CBS Corporation (NYSE: CBS.A and CBS) announced today the full redemption of all of its outstanding $335,000,000 7.25% Senior Notes due June 30, 2051 (NYSE: RBV) on November 5, 2010, the redemption date. The redemption price is 100% of the unpaid principal amount of the Notes, together with accrued and unpaid interest up to, but excluding, November 5, 2010. The Notes will be called for redemption in minimum denominations of $25 and in multiples of $25.

Shareholders owning Notes through a broker, bank or other nominee should contact that party for information. For more information, shareholders of the Notes may call the paying agent for the redemption, The Bank of New York Mellon, at 1-800-254-2826.

DISCLOSURE NOTICE: Some statements in this release may constitute forward-looking statements. CBS Corporation cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. A description of risks and uncertainties can be found in CBS Corporation’s most recent Annual Report on Form 10-K and in its other public filings and press releases. Except as required by law, CBS Corporation does not assume any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime Networks, Smithsonian Networks and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Television Studios, CBS Studios International and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), motion pictures (CBS Films) and sustainable media (EcoMedia). For more information, log on to www.cbscorporation.com.

Press Contacts:

Dana McClintock	212/975-1077	dlmcclintock@cbs.com
Andrea Prochniak	212/975-1942	andrea.prochniak@cbs.com

Investor Relations Contacts:

Adam Townsend	212/975-5292	adam.townsend@cbs.com
Jessica Kourakos	212/975-6106	jessica.kourakos@cbs.com